SEPARATION AGREEMENT & RELEASE OF ALL CLAIMS
_____________________________________________________________________

This Separation Agreement & Release of All Claims (“Separation Agreement”) is entered into by and between JUSTIN HEWETT (“ASSOCIATE”), Tupperware Brands Corporation, and all of its related and affiliated companies, their predecessors, successors, subsidiaries, and divisions (“Tupperware”).

1.    Separation Date. ASSOCIATE'S employment with Tupperware will be terminated effective April 2, 2020 (“Separation Date”). ASSOCIATE will be given a four weeks notice (“Notice Period”) and will remain on Tupperware’s payroll until April 30, 2020 (“Last Day of Work”). All active employee benefit accruals will cease as of the Separation Date. Until the Separation Date, ASSOCIATE will continue to receive his/her current compensation on the usual cycle.

2.    Additional Separation Benefits. In consideration for ASSOCIATE'S execution of this Separation Agreement and the adherence to its provisions, Tupperware agrees to provide ASSOCIATE with the following additional benefits to which ASSOCIATE would not otherwise be entitled (“Additional Benefits”):

a.
In lieu of serving the Notice Period, a payment of four (4) weeks of pay at the rate of the base pay ASSOCIATE was earning on ASSOCIATE’S Separation Date, shall be paid in installment on Tupperware’s usual payroll dates. This will be considered part of the severance payment;

b.
A payment equal to forty eight (48) weeks of pay at the rate of the base pay ASSOCIATE was earning on ASSOCIATE’S Last Day of Work, which shall be paid in a lump sum, less applicable taxes. This lump sum amount shall be paid after April 30, 2020, the first week of May in 2020;

c.
A payment equal to eleven (11) months of ASSOCIATE’S car allowance as of ASSOCIATE’S Last Day of Work, which shall be paid in a lump sum, less applicable taxes, after April 30, 2020, the first week of May in 2020;

d.
If bonus payments are earned and approved in accordance with the terms of the 2020 Annual Incentive Plan (“AIP”), ASSOCIATE will be eligible for the bonus, subject to the AIP provisions and current Tupperware policies relating thereto, except that Tupperware will waive the requirement that ASSOCIATE be an active employee on the date the AIP bonus is paid - if such bonus payments are earned and approved, Tupperware agrees to pay ASSOCIATE such bonus no later than March 30, 2021;

e.	Twelve (12) months of executive outplacement services - details will be furnished to ASSOCIATE under separate cover - that must be used no later than December 31, 2020.

f.
ASSOCIATE will be reimbursed for actual expenses incurred for Executive Financial Planning services for Tax Year 2020 up to the allowed annual gross benefit of five thousand five hundred dollars ($5,500 USD);

g.	ASSOCIATE will be reimbursed for actual expense incurred for any lease breakage up to two-months against proof of receipt.

h.	Any allowances paid as a result of ASSOCIATE’s assignment will cease as of Separation Date;

i.	Stock option vesting and exercisability rights to which ASSOCIATE will be entitled based on ASSOCIATE’S current age and service level will be communicated under separate cover;

j.
ASSOCIATE will be repatriated back to his home country of his choice within 30 days from the separation date of the ASSOCIATE notifying Tupperware of his decision in writing to return to his home country provided that such date shall not be later than or until December 31, 2020 provided that ASSOCIATE is authorized to stay in Singapore. Tupperware will cover the cost of shipment of household goods and a one-way airline ticket for the ASSOCIATE and the his immediate family members, spouse, and children;

k.	Tupperware will continue paying all premiums related to the ASSOCIATE’s current medical insurance with CIGNA Singapore for a period of twelve (12) months, beginning on the Separation Date; .

l.	Tupperware will provide ASSOCIATE with tax preparation support with Deloitte in Singapore for 2020.

Any amounts due or payable to ASSOCIATE under this Separation Agreement will be subject to deductions for any amounts owed by ASSOCIATE to Tupperware and/or any subsidiaries and related companies, including, but not limited to, any outstanding advances, unless otherwise specified herein. Deductions with respect to amounts owed by ASSOCIATE to Tupperware shall only be made to the amounts due or payable to ASSOCIATE under the Separation Agreement in accordance with Treasury Regulation §1.409A-3(j)(4)(xiii). Tupperware will withhold from any payment of amounts due or payable to ASSOCIATE hereunder any taxes that may be due in respect of such payment in such amount as Tupperware may reasonably estimate to be necessary. Tupperware will pay any balance to ASSOCIATE under the provisions of this Separation Agreement and will give ASSOCIATE documentation identifying any amounts withheld and the balance to be paid.

3.         Release of All Claims.   For and in consideration of the payment to ASSOCIATE of the Additional Benefits set forth in paragraph 2 above, which ASSOCIATE acknowledges constitutes good, sufficient and valuable consideration, over and above any consideration to which ASSOCIATE is otherwise entitled, ASSOCIATE hereby irrevocably and unconditionally, except as provided herein, agrees to waive and release Tupperware and the other Released Parties (as defined below) from all actions, causes of action, claims and demands whatsoever, whether in law or in equity and whether currently known or unknown, arising from or related to any act, omission, or thing occurring or existing at any time on or prior to the date of the execution of this Separation Agreement.  This release of all claims includes, without limitation, all claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN Act”), the Equal Pay Act, the Fair, Labor Standards Act (“FLSA”), Executive Order 11246, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002 (“SOX”), the Florida Civil Rights Act (FCRA), the Florida Workers' Compensation Law Retaliation Act (FWCA), the Florida Minimum Wage Act, the Florida Constitution and any other federal or state employment laws in the United States, and any other comparable laws or regulations in the country of ASSOCIATE’s current or prior employment, as each may be amended from time to time and all other claims for employment discrimination, harassment, retaliation or wrongful  termination, all claims related to or arising out of ASSOCIATE'S employment with Tupperware, including any claims under the Tupperware Brands Corporation Severance Pay Plan, all claims for compensation of any kind, and all claims under any other federal, state or local law, regulation, ordinance, common law doctrine or other source of law, including in any other country of ASSOCIATE’s current or prior employment.  This release of all claims does not apply to claims arising after the date of this Separation Agreement.

ASSOCIATE is not waiving any rights that he/she may have to: (a) his/her own vested accrued employee benefits under Tupperware’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Separation Agreement; (d) enforce this Separation Agreement; and/or (e) challenge the validity of this Separation Agreement. Nothing in this Separation Agreement prohibits or prevents ASSOCIATE from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, ASSOCIATE’S rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

ASSOCIATE confirms that he/she has not filed any legal proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Separation Agreement. In the event of any further proceedings based upon any released matter, ASSOCIATE agrees that the Released Parties shall not have any further monetary or other obligation to ASSOCIATE.

“Released Parties” include: (a) Tupperware, Tupperware U.S., Inc. and Premiere Products Brands of Canada, Ltd., (b) each of their past, present and future parents, subsidiaries, divisions, partnerships, affiliates and other related entities, (c) each of their past, present and future owners, directors, officers, trustees, fiduciaries, shareholders, administrators, agents, employees, partners, members, associates and attorneys, and (d) the predecessors, successors and assigns of each of the foregoing persons and entities.

ASSOCIATE confirms that he/she has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which ASSOCIATE is entitled, except as may be provided by this Separation Agreement. ASSOCIATE further confirms that he/she has no known, unreported workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any other similar law.

ASSOCIATE makes this waiver with the full knowledge of his/her rights and with specific intent to release both known and unknown claims.

4.    Confidentiality. ASSOCIATE acknowledges that he/she may have knowledge of highly sensitive proprietary and non-public material inside information concerning Tupperware and is bound by Tupperware’s Code of Conduct and incorporated confidentiality policy. ASSOCIATE agrees that the information protected as confidential includes, without limitation: the existence of this Separation Agreement, including any or all of the terms and conditions or benefits herein; Tupperware’s customer and vendor lists and strategies; databases; computer programs; distributor and dealer lists and strategies; marketing and new product programs; research and development, sales, financial pricing, margin, contract, promotional, training and technical information; information about the abilities, compensation and career paths of other employees of Tupperware; and any other information, whether communicated orally, electronically, in writing, or in other tangible forms, concerning how Tupperware creates, develops, acquires or maintains its products and its marketing and distribution plans, compensates or is considering compensating its independent sales force, or targets its potential customers. ASSOCIATE understands that the Tupperware confidentiality policy applies both during ASSOCIATE'S employment and following the Separation Date, and applies to proprietary information, intellectual property, and security law matters.

ASSOCIATE acknowledges and agrees that unauthorized use or disclosure of the above-described confidential information is not only a violation of Tupperware policy and this Separation Agreement, but could result in the violation of U.S. securities and other laws, as well as the civil law and common law principles in other countries. Except for confidential information which ASSOCIATE is required to divulge pursuant to legal process or which has previously been publicly disclosed by someone other than ASSOCIATE, ASSOCIATE agrees not to use for his/her own benefit, or to divulge to any person or entity any of such information without the express prior written authorization of Tupperware, by its Executive Vice President & Chief Talent and Engagement Officer. ASSOCIATE agrees not to discuss the contents of this Separation Agreement, or any discussions in connection with this Separation Agreement, with anyone other than ASSOCIATE'S spouse/partner and those professionals who advise ASSOCIATE in connection with his/her legal and financial affairs, or as required by law.

5.    Non-Competition. ASSOCIATE agrees that the business of Tupperware is worldwide in scope and that activities undertaken by competitors anywhere in the world can jeopardize Tupperware’s business. ASSOCIATE agrees that during the full term of the payments under the Separation Agreement not to engage directly or indirectly in any direct selling company competitive with Tupperware on a product-basis or sales-force basis, whether as an officer, director, employee, consultant, partner, agent or stockholder (except as a holder of not more than one percent of the stock of any publicly-held corporation), or in any other fashion, whether or not fees are received directly or indirectly by ASSOCIATE, except with the express prior written consent of Tupperware, which consent may be provided orally by the Executive Vice President & Chief Talent and Engagement Officer of Tupperware Brands Corporation, followed by written confirmation. Notwithstanding this provision, ASSOCIATE agrees to comply with any more restrictive non-compete covenant contained in any agreement ASSOCIATE previously signed as a condition of hire, continued employment, or as a condition to the receipt of Additional Benefits outlined herein, unless Tupperware, in a writing signed by its Executive Vice President & Chief Talent and Engagement Officer, waives its right to enforce same.

6.    Non-Disparagement/Cooperation. ASSOCIATE agrees and understands that, except as may otherwise be required as a matter of law, at no time will ASSOCIATE make any disparaging comment, announcement or disclosure with regard to Tupperware Brands Corporation, its subsidiaries, affiliates, officers, directors, employees, or agents. ASSOCIATE agrees to cooperate with Tupperware in the orderly transfer of duties and records to appropriate personnel and in such matters as Tupperware may request subsequent to the Separation Date. Tupperware agrees to respond to any and all employment inquiries by providing dates of employment, date of resignation, job titles, job duties and salary verification.

7.    Non-Recruiting/Non-Solicitation. ASSOCIATE agrees that disruption of Tupperware’s business by multiple employee (or independent sales persons) departures can be costly and injurious to Tupperware. In order to protect Tupperware’s trade secrets, confidential information and business relationships and to prevent disruption of Tupperware’s business, ASSOCIATE agrees not to directly or indirectly act as an independent distributor or dealer for another direct selling company, or directly or indirectly offer employment to, contract with or recruit for employment or independent service with another employer, any employee of Tupperware or any of its operating units, or any person in the distribution channel (including but not limited to independent distributors or other sales force representatives) except with the express prior written consent of Tupperware. In the event that an employee of Tupperware is terminated for any reason, voluntarily resigns from Tupperware, or severs employment with Tupperware by mutual agreement, ASSOCIATE agrees not to offer employment or enter into a partnership, joint venture, or other ownership position with such terminated employee without the express prior written consent of the Chief Executive Officer of Tupperware. This non-recruiting agreement shall be effective during the full term of payments being made under the Separation Agreement. Notwithstanding this provision, ASSOCIATE agrees to comply with any more restrictive non-solicitation covenant contained in any agreement ASSOCIATE previously signed as a condition of hire or continued employment, unless Tupperware in writing signed by its Executive Vice President & Chief Human Resources Officer waives its right to enforce same.

8.    Property of Tupperware. ASSOCIATE agrees to return all property of Tupperware effective on the Last Day of Work, including, but not limited to, building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that ASSOCIATE received, prepared, or helped to prepare in connection with his/her employment with Tupperware.

9.    Consideration and Right to Revoke. ASSOCIATE acknowledges that he/she was provided with twenty-one (21) days to sign this Separation Agreement, which then must be returned to Lillian Garcia, Executive Vice President, Talent & Engagement, Worldwide, 14901 South Orange Blossom Trail, Orlando, FL 32837. ASSOCIATE may revoke the Separation Agreement within seven (7) days of its execution by either postmarking and mailing or express (overnight) mailing to Lillian Garcia at the above-noted address a written notice of revocation on or prior to the expiration of the seven-day revocation period. The Separation Agreement will not become effective until the seven-day revocation period has expired without ASSOCIATE revoking the Separation Agreement. If the last day of the revocation period falls on a Saturday, Sunday or legal holiday in Florida, then the revocation period is extended to the next day which is not a Saturday, Sunday or legal holiday.

10.    Binding and Enforceable Agreement. This Separation Agreement shall be governed by the laws of state of Florida and is accepted and executed by the parties under Florida law. All payments hereunder shall comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Notwithstanding the foregoing, under no circumstances shall Tupperware be responsible for any taxes, penalties, interest or other losses or expenses incurred by ASSOCIATE due to any failure to comply with section 409A of the Code. If any part of the Separation Agreement is found to be illegal or invalid and cannot be modified to render it valid and enforceable, excluding the release of all claims, such provision shall immediately be null and void leaving the rest of the Separation Agreement in full force and effect. By signing this Separation Agreement, ASSOCIATE also acknowledges that:

a.	ASSOCIATE has read and understands all the provisions of the Separation Agreement and has not been coerced or threatened into signing it;

b.	Tupperware has advised ASSOCIATE to consult with an attorney prior to signing the Separation Agreement and its incorporated release of all claims;

c.
ASSOCIATE has not relied on any representations, promises, or agreements of any kind made in connection with the Separation Agreement, except for those specifically set forth in this Separation Agreement; and

d.
Except with respect to statutorily protected rights which cannot be waived, ASSOCIATE agrees that he/she will not in the future file any claim, charge, complaint, or action in any forum relating to ASSOCIATE'S employment with or separation from Tupperware. Unless otherwise set forth in this Agreement, if ASSOCIATE violates the release of all claims incorporated in this Separation Agreement by bringing a claim, charge, complaint, or action against Tupperware or any of the Released Parties and Tupperware is compelled to defend itself as a result, ASSOCIATE agrees that he/she shall be liable for all attorneys' fees and costs incurred by Tupperware. ASSOCIATE also agrees that he/she shall not be entitled to recover any relief or recovery, including costs and attorneys’ fees, should ASSOCIATE exercise a statutorily protected right to file a claim, charge, complaint, or action.

11.    Disputes. By signing this Separation Agreement, ASSOCIATE agrees to resolve any dispute or claim arising out of or relating to termination, this Separation Agreement or its breach through good faith negotiation. If the Parties are unsuccessful at resolving the dispute, they agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on any award may be entered in any court having jurisdiction. ASSOCIATE understands that pursuant to this Agreement, ASSOCIATE is giving up the right to a trial by jury.

12.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, ASSOCIATE waives any right or ability to be a class action or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Tupperware or any other Releasee identified in this Separation Agreement is a party.

13.    Miscellaneous.

a.
This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

b.
The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

c.
Nothing in this Separation Agreement shall be construed as an admission by Tupperware of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law or other legal obligation.

d.	This Separation Agreement shall be binding upon the undersigned and their respective heirs, personal representatives, executors, administrators, successors, transferees, assigns, agents and attorneys.

e.
This Separation Agreement sets forth the entire agreement between Tupperware and ASSOCIATE and supersedes any prior agreements or understanding between the parties except for any post termination obligations or restrictive covenants in any other agreement in effect between ASSOCIATE and Tupperware, which are incorporated herein by reference and shall remain in full force and effect.

IN CONSIDERATION OF THE COMMITMENTS MADE BY Tupperware HEREIN, ASSOCIATE KNOWINGLY AND VOLUNTARILY AGREES TO THE PROVISIONS OF THIS Separation Agreement & RELEASE OF ALL CLAIMS. ASSOCIATE IS SIGNING THIS Separation agreement VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND WITH THE INTENT TO BE BOUND BY IT.

Justin Hewett		Anita Hewett
Employee Name (print)		Witness Name (print)

Witness Address
/s/ Justin Hewett	April 9, 2020	/s/ Anita Hewett
Employee Signature	Date	Witness Signature	Date

Accepted on behalf of Tupperware:
By: /s/ Lillian Garcia

Printed: Lillian Garcia
Title: Executive Vice President, Talent & Engagement, Worldwide
Date: April 9, 2020